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                                                                     EXHIBIT 5.1

     OPINION OF STRADLING YOCCA CARLSON & RAUTH, A PROFESSIONAL CORPORATION


                                February 19, 2002


Fidelity National Information Solutions, Inc.
4050 Calle Real
Santa Barbara, CA  93110

        RE:    REGISTRATION STATEMENT ON FORM S-8


Ladies and Gentlemen:

        At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Fidelity National Information Solutions, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 400,000 shares of the Company's common stock, $.001 par value ("Common Stock"), issuable under The Fidelity National Financial Group 401(k) Profit Sharing Plan (the "Plan") in which the Company is a participant. We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above. Based on the foregoing, it is our opinion that the 400,000 shares of Common Stock, when issued against full payment therefor in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable. We consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                STRADLING YOCCA CARLSON & RAUTH